UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 1, 2008

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2008, Domtar Corporation (“Domtar” or “the Corporation”) announced the appointment of John D. Williams as its President and Chief Executive Officer, effective January 1, 2009. Mr. Williams joins Domtar from SCA Packaging Europe, where he has served as President since 2005. SCA Packaging Europe is a leading producer of containerboard paper and corrugated box products which employs some 18,000 employees with seven paper mills and 100 major manufacturing units across Europe, with revenues of over €3 billion.

Mr. Williams will relocate to Montreal and join Domtar’s Board of Directors when he takes up his new position. Mr. Williams will succeed Raymond Royer, who will retire as President and Chief Executive Officer at the end of the year. Mr. Royer will remain on the Board of Directors until the 2009 annual meeting of shareholders.

Mr. Williams, 54, joined SCA Packaging Ltd. as a Regional Managing Director, UK & Ireland in 2000. Prior to joining SCA Packaging, Mr. Williams worked in North America and Europe in increasingly senior positions in sales, marketing, management and operational roles with, among other companies, Rexam PLC, Packaging Resources, Inc., Huhtamaki, Alberto Culver UK Ltd. and MARS Group.

On October 1, 2008, Mr. Williams entered into an employment agreement with Domtar pursuant to which Mr. Williams is to serve as the Corporation’s President and Chief Executive Officer commencing on January 1, 2009. Upon commencement of his employment, Mr. Williams will be appointed as a director of the Corporation.

The agreement provides for an annual base salary of CDN $900,000 and an annual bonus opportunity of 75 –150% of base salary. For fiscal year 2009, 50% of Mr. Williams’ actual bonus payments will be determined based on performance results versus the applicable financial and operating targets established by the Board (or the Human Resources Committee of the Board) and the remaining 50% will be determined based on performance results versus individual objectives, subject to a minimum bonus of not less than 50% of his target bonus of 75% of base salary.

With respect to fiscal year 2009, Mr. Williams will be granted awards under the Domtar Corporation 2007 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) having an aggregate grant date fair value of CDN$1,575,000.

As compensation for annual incentive payments for 2008 and other compensation from his current employer that he will forfeit by reason of accepting employment with the Corporation, Mr. Williams will receive a cash payment of CDN$520,000 and an award under the Omnibus Incentive Plan of deferred stock units with an aggregate grant value of CDN$415,000. The deferred stock units will vest in three substantially equal installments on March 15 of each of 2009, 2010 and 2011.

Mr. Williams’ agreement also provides that, for purposes of his annual retirement benefit under the DB SERP for Management Committee Members of Domtar (the “DB SERP”), he will earn an additional two months of credited service for each 12 months of actual service, up to a maximum of 12 months of additional credited service. Mr. Williams’ annual retirement benefit will otherwise be determined and paid in accordance with the terms of the DB SERP.

The Corporation will provide Mr. Williams with a settlement allowance of CDN$225,000 to cover expenses relating to his relocation to Montreal, Quebec. Any unused portion of the settlement allowance will be paid to Mr. Williams in cash. The Corporation will otherwise assume and pay expenses incurred in connection with Mr. Williams’ relocation to Montreal in accordance with Domtar’s relocation policy and reasonable relocation-related tax, legal and financial planning expenses.

Mr. Williams may use the company plane for business travel when necessary, subject to quarterly review by the Human Resources Committee of the Board and is entitled to use the company plane for personal reasons for up to 24 hours per year during the employment term, provided that he must reimburse the Corporation for any passengers traveling with him for reasons other than business in an amount equal to a first class commercial fare. Mr. Williams is not entitled to any tax reimbursement payments with respect to his personal use of the company plane. The Corporation will also provide a condominium in the Fort Mill, South Carolina area for Mr. Williams’ use when his presence is required for business reasons at Domtar’s Operations Center located in Fort Mill, South Carolina. The Corporation will cover the costs of continued health insurance coverage under Mr. Williams’ current health insurance plan until alternative arrangements which provide coverage at least equivalent in scope are in place, and will reimburse Mr. Williams for initiation fees and annual dues for one club membership. Mr. Williams will also be eligible for additional financial planning and medical benefits to the extent such benefits are provided to members of the Management Committee.

The agreement is subject to termination by Mr. Williams for any reason upon six months prior written notice (the “Resignation Notice Period”) or by the Corporation at any time for any reason with or without notice. During the Resignation Notice Period, Mr. Williams will continue to receive his base salary and compensation and benefits associated with his employment. The Corporation may elect to suspend Mr. Williams’ duties and responsibilities for all or any part of the Resignation Notice Period and place him on paid leave. The Corporation may also elect to terminate Mr. Williams’ employment prior to the termination of the Resignation Notice Period and pay him the outstanding base salary for the balance of the Resignation Notice Period, with no obligation to provide any additional payments or other benefits.

Upon a termination of Mr. Williams’ employment by the Corporation for reasons other than death or cause (as defined in the agreement), or a breach of his employment agreement, Mr. Williams will receive: (i) 24 months base salary at the rate in effect at the time of termination plus two times his average bonus for the prior two years (or in the event that the period of his employment at the time of termination is less than two years, his target bonus payment for the year of termination); (ii) (x) a pro rated bonus for the year of termination based on achievement of the applicable performance criteria for such year and (y) if termination occurs after the end of a calendar year, any annual bonus for such calendar year that has not been paid as of his termination; (iii) continued health insurance coverage for 24 months or until coverage from another employer is obtained; (iv) the make-whole payment of CDN$520,000 referenced above, if not previously paid; and (v) vesting and settlement of the replacement deferred stock units in the form of cash or shares of common stock, as elected by Mr. Williams, if not previously vested. If Mr. Williams’ employment is terminated due to disability, he will be entitled to the foregoing severance amounts, but his monthly disability payments during the 24 months following termination will be reduced by an amount equal to his monthly base salary rate in effect at the time of termination. All equity awards granted to Mr. Williams under the Omnibus Incentive Plan will continue to vest, become exercisable, be paid or settled (as applicable) during the 24 months following such termination as if he remained employed for such period. Mr. Williams will continue to accrue service credit under the DB SERP during the 24 months following termination and will be entitled to all other benefits provided under the Domtar policies providing benefits upon an involuntary termination of employment for reasons other than cause. The agreement provides that if Mr. Williams is unable to obtain a Canadian work permit and commence work by the date of the 2009 annual shareholders meeting, he will be deemed to have been terminated without cause and will be entitled to the severance benefits set forth above.

While he is employed and for 24 months thereafter, Mr. Williams is subject to certain non-disclosure, non-competition and non-solicitation covenants. Severance benefits are subject to compliance with these covenants and the execution and non-revocation of a general release of claims in favor of the Corporation.

The description of the terms of Mr. Williams’ employment is qualified in its entirety by reference to the employment letter agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1:	Letter employment agreement with Mr. John D. Williams

Exhibit 99.1:	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION (Registrant)

By:	/s/ Razvan L. Theodoru
Name: Razvan L. Theodoru Title: Vice-President and Secretary

Date: October 2, 2008

Exhibit Index

Exhibit No.	Exhibit

Exhibit 10.1:	Letter employment agreement with Mr. John D. Williams

Exhibit 99.1:	Press Release

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